Execution Version

MASTER SERVICES AGREEMENT
This Master Services Agreement (this “Agreement”), dated as of May 13, 2015, is being entered into by and between WWE Studios, Inc., a Delaware corporation (the “Master Servicer”), and WWE Studios Finance Corp., a Delaware corporation (“WWESF”).
RECITALS
A.    Concurrently herewith, WWESF is entering into a Credit, Security and Guaranty Agreement (as amended, restated, extended, supplemented or otherwise modified, renewed or replaced in writing from time to time, the “Credit Agreement”) among WWESF, WWESF’s subsidiaries that constitute Guarantors thereunder, the Lenders from time to time a party thereto (the “Lenders”), Bank of America, N.A., in its capacity as Administrative Agent thereunder (in such capacity, the “Administrative Agent”) and as the L/C Issuer thereunder (in such capacity, the “L/C Issuer”), and certain other Loan Documents related thereto, pursuant to which the Lenders and the L/C Issuer have agreed to provide financing for the purposes set forth in the Credit Agreement.

B.    WWESF, for itself and on behalf of the Guarantors, has requested that the Master Servicer furnish certain management, overhead, administrative services and operational functions to WWESF and the Guarantors (collectively with WWESF, the “Service Entities”) in connection with (i) the development, production, distribution and exploitation of existing and future Covered Products; and (ii) the performance of their respective obligations under the Loan Documents, and the Master Servicer has agreed to provide such services as more fully described herein.

AGREEMENT
In consideration of the foregoing recitals, the mutual promises and covenants set forth below and the transactions contemplated by this Agreement, the receipt and sufficiency of which are acknowledged, the parties hereby mutually agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions. Unless otherwise defined herein, capitalized terms used herein (including the Recitals above) shall have the meanings set forth in the Credit Agreement.
1.2    General Rules of Construction. For all purposes of this Agreement: (a) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (b) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (c) “or” is not exclusive; (d) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (e) “may not” is prohibitive and not permissive; (f) “party” or “parties” refer to a party or parties to this Agreement unless otherwise indicated; (g) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (h) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.
ARTICLE 2
SERVICES
2.1    Services.
2.1.1    Provision of Services by the Master Servicer. The Master Servicer will provide to the relevant Service Entities, and such Service Entities will accept, each of the following services, either through the Master Servicer’s own resources, the resources of the Master Servicer’s non-Service Entity Affiliates, or by the Master Servicer causing independent contractors to render such services, all in accordance with and on the terms and conditions set forth in this Agreement (collectively, the “Services”):
(a)    Financial Services. The Master Servicer shall furnish such accounts receivable, accounts payable, bookkeeping and general accounting services as may be respectively required from time to time by the Service Entities with respect to their own operations and the Covered Products in which they have an interest, including assisting the Service Entities to prepare and furnish all financial, reporting and accounting services as may be required by the Service Entities from time to time (including providing the Service Entities with the necessary services relating to the preparation of all financial reports and accounting information respectively required to be delivered by the Service Entities to the Administrative Agent (and, as applicable, the Lenders) pursuant to the Loan Documents, to counterparties under Distribution Agreements and Approved Co-Financing Agreements, to any applicable unions or guilds and to third party participants and third party vendors).
(b)    Tax Services. The Master Servicer shall furnish, and/or assist the Service Entities in identifying, engaging and supervising the services of third party providers to furnish, all treasury, tax, internal audit, compliance and control services as may be required by the Service Entities from time to time in connection with their operations and the Covered Products in which they have an interest, including the services necessary to (i) prepare and file all federal and state income and franchise returns, reports, statements and forms required to be filed by any of the Service Entities with any Governmental Authority in connection with their operations (“Returns”) and to otherwise act on behalf of the Service Entities in connection therewith; and (ii) respond on behalf of any of the Service Entities in connection with any audit or other similar proceeding with respect to a Return of such Service Entity or any audit or other similar proceeding in which any of the Service Entities is included as a party in connection with their operations.
(c)    Business and Legal Affairs Services. The Master Servicer shall furnish, and/or assist the Service Entities in identifying, engaging and supervising outside legal counsel and business affairs personnel to furnish, such legal and business affairs services as may be required in connection with the respective obligations of the Service Entities under the Loan Documents, any Distribution Agreements, Approved Co-Financing Agreements and other contracts with third parties, and in connection with the development, production, financing, acquisition, distribution and exploitation of each Covered Product (including contract negotiation and drafting; contract administration services; and intellectual property law, trademark clearance and registration support, script clearance support, and copyright report support) (it being understood and agreed that the costs and expenses of production legal counsel and business affairs personnel may be included in the Direct Negative Costs of each Covered Product in connection with which such services are rendered).
(d)    General Legal Services. The Master Servicer shall assist the Service Entities in identifying, engaging and supervising such outside legal counsel as may be required, if any, to furnish legal services in addition to those set forth in Section 2.1.1(c) above, including in connection with the preparation and filing of, and assistance with respect to, any reports to any Governmental Authority and the supervision of the defense or prosecution of any litigation.
(e)    Risk Management Services. The Master Servicer shall (i) assist with the requisition, solicitation, and procurement of insurance coverage for the Service Entities and their respective operations (including, without limitation, the insurance policies required under the Loan Documents), and each of their members, managers and officers, and general business activities, and obtaining quotes, and negotiating policy terms in connection therewith; (ii) act as liaison between the Service Entities and insurance providers, claimants, property owners, property managers, etc.; and (iii) assist with (A) filing claims with insurance providers on behalf of the Service Entities; (B) processing and monitoring all property and liability claims, including reports to insurance carriers; and (C) administering settlement of insurance claims.
(f)    Office Services and Overhead. The Master Servicer shall furnish office space, phone lines, facsimile machines, computer equipment, data processing and transmission, information storage and retrieval, and such other general administrative and office services as may be required by the Service Entities from time in time solely in connection with their general operations.
(g)    Development Services. The Master Servicer shall furnish all customary development services required from time to time to develop Covered Products for possible production by the applicable Service Entities, including:
(i)    Identifying and selecting certain motion picture and television projects, properties, ideas and materials (which may include certain pre-existing properties already owned or controlled by the Master Servicer) for development and arranging for the applicable entity to acquire rights in and to such properties;

(ii)    Evaluating writing samples and engaging writers to write treatments, screenplays, teleplays, revisions, polishes, etc., as applicable, and scheduling, coordinating, and supervising the performance of each such writer’s services;

(iii)    Consulting on story ideas and character development with the writer(s) of the screenplays and providing advice and suggestions regarding the development of the characters, story lines, and themes thereof;

(iv)    Assisting and providing supervision of the development of a budget and production schedule for the production of each Covered Product that will be produced by a

Service Entity and such location scouting, location reporting, and location photography as may be required in connection therewith; and

(v)    Undertaking other customary development and preproduction activities, including identifying creative talent (e.g., directors, performers and other production personnel) who may be engaged if a development project is ultimately produced by a Service Entity.

For the avoidance of doubt, as between the parties, the Master Servicer will own and control all rights in and to each development project until such time (if ever) that a development project is set for production, financing or acquisition as a Covered Product and Transferred to the Service Entities, as contemplated by Section 3.1 below; it being understood and agreed that no development project for a feature-length motion picture or a scripted television program funded in whole or in part by the Master Servicer shall be Transferred to the Parent (or any subsidiary thereof) for the purpose of producing such project outside of the Credit Parties without the Administrative Agent’s prior written approval, which approval may be exercised by the Administrative Agent in its sole discretion, unless otherwise expressly permitted under the Credit Agreement (e.g., pursuant to Section 6.10 thereof).

(h)    Production Services.
(i)    Service Entity Acting as Lead Studio. In connection with any Covered Product for which a Service Entity is acting as the “lead studio”, the Master Servicer shall form a single-purpose subsidiary of the Borrower whose sole purpose shall be to produce, complete and deliver such Covered Product (a “PSC”). Such PSC shall enter into a production services agreement with the Borrower or other applicable Service Entity for the applicable Covered Product (pursuant to which such Service Entity shall engage such PSC to produce, complete and deliver such Covered Product), which shall be in customary form and shall provide (among other things) (A) that all results and proceeds of such PSC’s services (including the results and proceeds of third Persons engaged by such PSC) are deemed to be a work-made-for-hire for the applicable Service Entity prepared within the scope of such PSC’s employment and/or as a work specifically ordered and/or commissioned by the applicable Service Entity for use in an audio-visual work in accordance with United States copyright law, and therefore, the applicable Service Entity shall be the author and exclusive copyright owner of such results and proceeds for all purposes throughout the universe in perpetuity; and (B) for such PSC to grant a security interest to the applicable Service Entity in all of such PSC’s personal property as security for such PSC’s obligations under its production services agreement. The Master Servicer shall assist each PSC (in consultation with the applicable Service Entity) in identifying and engaging personnel to furnish services, facilities, equipment and materials necessary to enable such PSC to produce, complete and deliver the relevant Covered Product and to otherwise fulfill such PSC’s obligations under the production services agreement and any other agreements relating to the production, completion and delivery of such Covered Product, and the Master Servicer shall furnish supervisory services over such personnel as are engaged by the PSC to produce such Covered Product.

(ii)    Service Entity Not Acting as Lead Studio. In connection with any Covered Product for which a Service Entity is not acting as the “lead studio”, the Master Servicer shall oversee and assist the relevant Service Entity with exercising any approval or other rights it may have with respect to the production of such Covered Product under the applicable Approved Co-Financing Agreement(s) and other third party agreements relating to such Covered Product (in each case, as and to the extent that a Service Entity has control over, or any approval or other rights with respect to, the production of such Covered Product).

(i)    Acquisition and Financing Services. The Master Servicer shall provide all services to the Service Entities that the Master Servicer determines in its commercially reasonable good faith business judgment are necessary, desirable or appropriate to acquire Covered Products, including, without limitation, (i) evaluating potential pictures and television projects for acquisition and/or financing, including attending screenings, festivals and sales markets and meeting with foreign sales agents and other representatives and individuals; (ii) negotiating to acquire rights to, or to finance, potential pictures or television projects; and (iii) negotiating, on behalf of the applicable Service Entities, acquisition agreements, rights agreements, financing agreements and other contracts with respect to the acquisition or financing of potential pictures and television projects.
(j)    Marketing and Distribution Services. The Master Servicer shall assist the Service Entities in connection with the marketing, distribution and other exploitation of each Covered Product. Such services shall include, without limitation, supervision and control over the creative marketing and advertising campaign for the initial theatrical release (if applicable) and initial video release of each applicable Covered Product as the same is executed by the North American or worldwide distributor of any such Covered Product, as the case may be, as well as the theatrical (if applicable) and video distribution expense budget for each applicable Covered Product. The Master Servicer shall also supervise the services of any third party international sales agent handling the distribution of each applicable Covered Product outside of the United States, including monitoring the international release of each applicable Covered Product and the administration and management of all agreements with international distributors, including the collection and payment of all amounts due under such agreements.
2.1.2    Services Performed by Others. Nothing in this Agreement will prevent the Master Servicer from using third parties to perform all or any part of the Services agreed to be furnished by the Master Servicer hereunder, as determined by the Master Servicer in its commercially reasonable good faith business judgment. The Master Servicer will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations that the Master Servicer performs through third parties.
2.1.3    Services Non-Exclusive. The Services shall be rendered to the Service Entities by the Master Servicer on a non-exclusive basis as an independent contractor, but subject in all cases to the commitments of the Service Entities pursuant to the Loan Documents (including the “no adverse selection” provisions of the Credit Agreement).
2.1.4    Standard of Care. The Master Servicer will exercise its commercially reasonable good faith business judgment in providing the Services and will in any event exercise the same care and skill it exercises in performing similar services for itself. The Master Servicer agrees that it shall not take any willful action or willfully omit to take any action that causes any of the Service

Entities to breach (a) any of the representations, warranties or affirmative or negative covenants contained in Article V, VI and VII of the Credit Agreement or (b) the obligations of WWESF under Section 2.04(b) of the Credit Agreement; provided, that the Master Servicer shall have no liability under this sentence unless such willful action or willful omission by the Master Servicer (i) impairs the Collateral or the existence of any Service Entity and (ii) results in actual damages to a Secured Party.
2.1.5    Producer Fees, Etc. Until the Termination Date under the Credit Agreement has occurred, the Master Servicer shall remit (or cause to be remitted) to the Collection Account all producer fees, co-financing fees and other consideration to which the Master Servicer or any of its non-Service Entity Affiliates is (or becomes) entitled with respect to any Covered Product (other than the MS Overhead Fee or any other payments or expenses described herein and expressly permitted under the Credit Agreement, including, but not limited to, the payment for actual services provided by the Master Servicer or a non-Service Entity Affiliate for a Covered Picture that would be otherwise performed by a third party and the reimbursement for actual, out-of-pocket development expenses).
2.2    Annual Overhead Fee. In consideration of the Master Servicer rendering the Services in accordance herewith and the payment by the Master Servicer to non-Affiliate third-parties of certain amounts in connection with the Services, so long as the Master Servicer is not in material, uncured breach or default under this Agreement, the Master Servicer shall be entitled to receive from WWESF an annual overhead fee (the “MS Overhead Fee”) in an amount equal to $2,500,000 per year. The initial yearly MS Overhead Fee shall be due and payable to the Master Servicer on the Closing Date, and each subsequent MS Overhead Fee shall be due and payable to the Master Servicer on each anniversary of the Closing Date.
2.3    Accounting Records and Information Rights. Books of account in respect of the Covered Products (the “Accounting Records”) shall be kept at the Master Servicer’s office in the United States where generated or customarily kept, for as long as such Accounting Records are customarily retained by such office and in the form customarily maintained by the Master Servicer; provided, that the Master Servicer (or its designee) shall in any event maintain such Accounting Records until the date that is two (2) years following the Termination Date. WWESF (and/or the Administrative Agent on its behalf) shall have the right, at the expense of WWESF, but not more than once per year (with no such limitation on the number of audits while an Event of Default is continuing), to audit the Accounting Records in order to verify any financial information provided by the Master Servicer to the Service Entities related to one or more Covered Products. In connection therewith, upon at least five (5) Business Days prior written notice, WWESF (and/or the Administrative Agent) shall be entitled to examine (during business hours) all books, records and documents (including computer tapes, disks and electronic files) in the possession or under the control of the Master Servicer and any of its non-Service Entity Affiliates relating to the foregoing. The Master Servicer shall (and shall cause each non-Service Entity Affiliate to) cooperate with such audit, and shall endeavor to minimize the cost thereof by causing Accounting Records with respect to the audited Covered Product(s) to be made available at one (1) office located in the City of Los Angeles, if reasonable and practicable. Any such audit shall be conducted in such manner so as to minimize disruption of the Master Servicer’s normal business activities. The Master Servicer shall use commercially reasonable efforts to respond to reasonable requests for information and questions submitted to the Master Servicer by WWESF (and/or the Administrative Agent) relating to the fulfillment of the Master Servicer’s obligations under this Agreement.
2.4    Indemnification. The Master Servicer agrees to indemnify, defend and hold each Service Entity and its successors and assigns and officers, directors, contractors, employees, shareholders, representatives and agents (collectively, the “Service Entity Indemnified Parties”) harmless against and from any and all claims, losses, damages, charges, liabilities, obligations and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) (collectively, “Losses”) suffered or sustained by a Service Entity Indemnified Party relating to or arising from (a) any default by the Master Servicer, any of its non-Service Entity Affiliates or any third party engaged by (or on behalf of) the Master Servicer to perform any of the Services in the observance or performance of any such Person’s agreements contained in this Agreement or in any other agreement or document executed by any such Person pursuant hereto or thereto; or (b) the breach by the Master Servicer, any of its non-Service Entity Affiliates or any third party engaged by (or on behalf of) the Master Servicer to perform any of the Services of any representation, warranty or covenant made by any such Person herein or therein; provided, that (i) the Master Servicer shall not so indemnify any Service Entity Indemnified Party for any Loss of such Service Entity Indemnified Party to the extent that such Loss arises from the negligence or willful misconduct of such Service Entity Indemnified Party and (ii) all payments to be made by the Master Servicer pursuant to this Section shall be net of any applicable insurance recoveries. The provisions of this indemnity shall run directly to, and be enforceable by, each Service Entity Indemnified Party and shall survive the termination of this Agreement.
ARTICLE 3
TRANSFER OF COVERED PRODUCTS
3.1    Transfer of Covered Products. At such time as the Master Servicer or any of its non-Service Entity Affiliates initially sets a Covered Product for production, financing or acquisition (but in no event later than the completion of principal photography (or the acquisition, as applicable) thereof), (a) the Master Servicer will, and will cause each of its non-Service Entity Affiliates that holds any right, title or interest therein to, sell, transfer, assign, set over and otherwise convey (“Transfer”) to a Service Entity, and such Service Entity shall acquire, accept, purchase and receive from the Master Servicer and such non-Service Entity Affiliates, all of such assigning entities’ respective right, title and interest in and to such Covered Product free and clear of any and all Liens other than those that constitute Permitted Encumbrances; (b) such Service Entity shall assume the Assumed Obligations (as defined below) in accordance with Section 3.2 below; and (c) concurrently with such Transfer, the Service Entities shall reimburse the Master Servicer for its actual, third-party, out-of-pocket development costs relating to, and included in the budget of, such Covered Product upon presentation of reasonable supporting documentation therefor. In connection therewith, the applicable assignor(s) shall execute and deliver to such Service Entity an instrument of transfer in substantially the form of Exhibit A hereto (an “Instrument of Transfer”). Notwithstanding the foregoing and for the avoidance of doubt, the Transfer obligations described in this Section 3.1 shall not apply to any Picture or Television Product initially developed or acquired by Parent so long as such Picture or Television Product was not at any time developed by the Master Servicer or its subsidiaries.
3.2    Assumed Obligations.
3.2.1    Obligations of WWESF. Concurrently with the Transfer of each Covered Product to a Service Entity as contemplated by Section 3.1 above (each, a “Transferred Product”), WWESF shall (or, if such assignee is not WWESF, WWESF shall cause the applicable Service Entity assignee to) (i) assume all of the obligations then existing or thereafter arising with respect to such Transferred Product; (ii) execute in its own name, and perform all obligations under, any agreements reasonably necessary to effectuate the Transfer of the applicable assets and assumption of liabilities relating to such Transferred Product (collectively, the “Assumed Obligations”); and (iii) reimburse the Master Servicer for the costs actually paid by the Master Servicer in connection with the Transferred Picture in accordance with Section 3.1 above. The Assumed Obligations shall include, without limitation, all obligations to pay for any remaining costs of production of such Transferred Picture (if applicable) and any royalties, residuals, sales and other commissions, participations and other payments to third Persons relating to such Transferred Product.
3.2.2    Obligations of the Master Servicer. The Master Servicer shall have no obligation to pay or perform any Assumed Obligations with respect to any Transferred Product (other than the Services that the Master Servicer has expressly agreed to perform on the applicable Service Entity’s behalf in accordance with and pursuant to this Agreement).
3.2.3    Pre-Transfer Date Agreements. The Transfer by the applicable non-Service Entity Affiliate(s) (and/or the Master Servicer) to a Service Entity of the applicable assets relating to a Covered Product (as contemplated by Section 3.1 above) is expressly subject to the provisions and rights of other third Persons under, and shall include as part of such assets the rights and obligations of the applicable non-Service Entity Affiliate(s) (and/or the Master Servicer) under, any agreements relating to such assets entered into prior to the date (the “Transfer Date”) on which such Covered Product is Transferred to the relevant Service Entity in accordance with the terms of this Agreement.
3.3    Ownership Rights.
3.3.1    Ownership Rights of Service Entity. The applicable Service Entity assignee with respect to each Transferred Product will be entitled to all incidents, benefits, obligations and risks of ownership of such Transferred Product, including, without limitation, the exclusive right to sell, Exploit and otherwise transfer and dispose of such Transferred Product (subject to the rights of third Persons that are included in the Assumed Obligations for such Transferred Product). In connection with each Transfer of a Covered Product to a Service Entity pursuant to this Agreement, the applicable non-Service Entity Affiliate(s) (and/or the Master Servicer) that effectuates such Transfer (i) shall relinquish all power to sell, pledge, assign, Transfer, license or otherwise Exploit such Transferred Product and shall have no further obligation to the applicable Service Entity with respect to such Transferred Product (other than (A) those obligations that the Master Servicer has agreed to perform or satisfy on a Service Entity’s behalf in accordance with and pursuant to this Agreement and (B) honoring any and all representations and warranties granted hereunder in favor of the Service Entities relating to such Transferred Product); and (ii) shall have no right or obligation under this

Agreement, by implication or otherwise, to repurchase from the relevant Service Entity any such Transferred Product or to rescind or otherwise retroactively effect any purchase of any Transferred Product after the Transfer thereof. “Exploit” means, with respect to a given Transferred Product, to cause the exhibition, distribution, reproduction, subdistribution, transmission, display, broadcast, performance, dissemination, publication, promotion, publicizing, advertising, reproduction, rental, leasing, subleasing, selling, licensing, sublicensing, transfer, disposal of, commercializing, marketing, usage, trading in, turning to account, dealing with and in and otherwise exploiting such Transferred Product by any and all means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created.
3.3.2    Ownership of Results and Proceeds of the Services. As between the Master Servicer and the Service Entities, the applicable Service Entity (and its successors and assigns) shall own the results and proceeds of all Services rendered in connection with each Transferred Product, in whatever stage of creation or completion; it being understood that the results and proceeds of the Services (including, without limitation, the services of any of the Master Servicer’s employees, officers, directors and independent contractors engaged by the Master Servicer who are involved in rendering such services) shall be deemed a work-made-for-hire for the applicable Service Entity prepared within the scope of the Master Servicer’s employment and/or as a work specifically ordered and/or commissioned by the applicable Service Entity for use in an audio-visual work in accordance with United States copyright law, and therefore, the applicable Service Entity shall be the author and exclusive copyright owner of such results and proceeds for all purposes throughout the universe in perpetuity. Upon the reasonable request of WWESF, the Master Servicer shall deliver to WWESF confirmation of the foregoing in customary form signed by the individual(s) providing such Services in accordance with customary industry practice. To the extent necessary to vest all of the foregoing rights in the applicable Service Entity, the Master Servicer hereby grants, assigns, sells, transfers and sets over to the applicable Service Entity and its successors and assigns all of the Master Servicer’s right, title and interest of every kind or nature without limitation which the Master Servicer may have or hereafter acquire in the results and proceeds of the Services (including, without limitation, the services of any of the Master Servicer’s employees, officers, directors and independent contractors engaged by the Master Servicer who are involved in rendering such services). The Master Servicer agrees that, in connection with any enforcement of its rights and remedies hereunder, it shall not be entitled to injunctive or other equitable relief against any Service Entity which seeks to enjoin development, production, distribution or exploitation of any Covered Product, all of which remedies are hereby irrevocably waived by the Master Servicer.
3.3.3    Ownership Rights of WWESF. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, WWESF shall have no right, title or interest of any kind or nature in or to the assets owned or controlled by the Master Servicer and/or any non-Service Entity Affiliate (including, without limitation, any development properties) until such time, if ever, that such assets are Transferred to a Service Entity in accordance with the terms and conditions of this Agreement (although the Master Servicer agrees that they shall be so Transferred as and when required by Section 3.1 above).

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF
THE MASTER SERVICER
4.1    Representations and Warranties. The Master Servicer hereby represents and warrants to WWESF as follows:
4.1.1    Existence, Qualification and Power. The Master Servicer (a) is duly incorporated, validly existing and in good standing under the Laws of State of Delaware; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby; and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
4.1.2    Authorization; No Contravention. The execution, delivery and performance by the Master Servicer of this Agreement have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of its Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which the Master Servicer is a party or affecting the Master Servicer or its properties in any material respect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Master Servicer or its property is subject in any material respect; or (c) violate any Law.
4.1.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Master Servicer of this Agreement or for the consummation of the transactions contemplated hereby, other than authorizations, approvals, actions, notices and filings which have been duly obtained.
4.1.4    Binding Effect. This Agreement has been, and each other document executed by the Master Servicer pursuant hereto or in connection herewith, when delivered hereunder, will have been, duly executed and delivered by the Master Servicer. This Agreement constitutes, and each other document executed by the Master Servicer pursuant hereto or in connection herewith will constitute, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with its terms, subject, as to the enforcement of remedies, to applicable Debtor Relief Laws and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.1.5    No Proceedings. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Master Servicer after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Master Servicer or against any of its properties or revenues that (a) purport to adversely affect this Agreement or the consummation of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a material adverse impact upon the Master Servicer and its operations.
4.1.6    Compliance with Laws. The Master Servicer is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a material adverse impact upon the Master Servicer and its operations.
4.1.7    No Investment Company. The Master Servicer is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
4.1.8    Transferred Products. As of the relevant Transfer Date with respect to each Transferred Product:
(a)    Title. Except for any Permitted Encumbrances and subject to applicable third party contractual obligations, the Master Servicer and/or its non-Service Entity Affiliates that executes such Instrument of Transfer owns or has a license to use the Transferred Assets (as defined therein) relating to such Transferred Product and no such Transferred Assets have been sold, transferred, assigned or pledged by the Master Servicer or such non-Service Entity Affiliates to any Person other than the applicable Service Entity.
(b)    No Infringement. No element of such Transferred Product, nor any part thereof, violates or infringes any trademark, copyright, patent, agreement, personal, private, property or privacy right or “moral rights of authors” or any other right of, or slander, defame or liable, any Person.
(c)    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Master Servicer after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against or affecting such Transferred Product.
(d)    All Rights. All of Master Servicer’s and/or its non-Service Entity Affiliates’ rights in and to such Transferred Product are being Transferred to the applicable Service Entity on the applicable Transfer Date.
(e)    Existing Agreements. Schedule 1 to the Instrument of Transfer relating to such Transferred Product sets forth a complete list of all existing agreements entered into by the Master Servicer and each of its non-Service Entity Affiliates with respect to such Transferred Product prior to its Transfer Date, a true and complete copy of each such agreement has been provided to the applicable Service Entity by the Master Servicer, each such agreement is in full force and effect, and no material default of the Master Servicer or the applicable non-Service Entity Affiliate exists thereunder.

4.2    Covenants. Until the Termination Date under the Credit Agreement has occurred, the Master Servicer agrees that it will:
4.2.1    Continuing Services. Furnish the Services and perform all of its other obligations under this Agreement, regardless of (i) any breach by WWESF of any of its agreements hereunder (including any failure to pay any amounts to the Master Servicer); or (ii) the occurrence of any Event of Default under the Credit Agreement.
4.2.2    Preservation of Existence. (i) Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable to protect the validity and enforceability of this Agreement and each other agreement and document executed by the Master Servicer pursuant hereto or in connection with this Agreement, any other Loan Documents to which the Master Servicer is a party, if any, and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby; and (ii) continue as the primary operating subsidiary of the Parent for the development and production of feature-length motion pictures and a significant operating subsidiary of the Parent for the development and production of scripted television programs; it being acknowledged that Parent and its non-Credit Party Affiliates currently develop and produce a significant number of media productions (including multiple wrestling programs, scripted television, etc.) as of the date hereof and this provision is not intended to limit such parties from continuing to so develop and produce media productions so long as such parties do not circumvent or frustrate the purposes and intent of this Agreement and the Credit Agreement.
4.2.3    Notice of Material Events. Notify WWESF promptly if an executive officer of the Master Servicer obtains actual knowledge of any pending or threatened litigation, investigation, claim or proceeding affecting the Master Servicer that could reasonably be expected to result in a material adverse impact upon the operations of the Master Servicer.
4.2.4    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it, the Services provided by it hereunder, or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a material adverse impact upon the operations of the Master Servicer.
ARTICLE 5
MISCELLANEOUS
5.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Master Servicer and each Service Entity and their respective successors (whether by merger, consolidation or otherwise) and assigns. The provisions of this Agreement are for the benefit of the Master Servicer, each Service Entity, the Secured Parties and their respective successors and assigns, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, except as provided in the last sentence of this Section 5.1. The Master Servicer agrees that it will not assign or transfer all or any portion of its rights or obligations hereunder without the prior written consent of WWESF and (until the Termination Date under the Credit Agreement has occurred) the Administrative Agent.
5.2    Third Party Beneficiaries. The Master Servicer acknowledges and agrees that the execution of this Agreement is a condition precedent, and a material inducement, to the Administrative Agent, the L/C Issuer and the Lenders entering into the Credit Agreement and the other Loan Documents, and acknowledges that the Administrative Agent, the L/C Issuer and the Lenders are relying on the Master Servicer to provide the Services, and that this Agreement constitutes a material Transaction Document. The Master Servicer understands that WWESF will grant the Administrative Agent (for the benefit of the Secured Parties) a security interest in its rights under this Agreement as security for the Obligations. The Master Servicer hereby consents to the grant of such security interest and, in connection therewith, agrees that (in each case, until the Termination Date under the Credit Agreement has occurred) the Secured Parties are express third party beneficiaries of this Agreement and that the Administrative Agent, on behalf of the Secured Parties, shall be entitled to enforce the rights and remedies of WWESF under this Agreement during the existence of any Event of Default. (For clarity, the Master Servicer is not, and shall not be, required to grant a security interest in any of its assets other than the Pledged Borrower Collateral as a result of it entering into this Agreement or WWESF entering into the Credit Agreement.) Nothing herein shall in any way limit any of the commitments undertaken by the Master Servicer or any Service Entity in any other Loan Document to which such Person is a party.
5.3    Further Assurances. From time to time, each party will use its commercially reasonable efforts to take or cause to be taken, at the cost and expense of the requesting party, such further actions as may be reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such matters. Without limiting the generality of the foregoing, the Master Servicer shall execute all further documents consistent herewith that WWESF may reasonably request or as may be required to protect, evidence, renew and/or continue the applicable Services Entity’s ownership rights in the applicable Transferred Product, each in form and substance satisfactory to the Master Servicer and WWESF.
5.4    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.
5.5    Severability of Provisions. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable replacement provision to effect the original intent of the parties under this Agreement.

5.6    Waiver. Waiver by any party of any default by the other party of any provision of this Agreement will not be deemed a waiver by the waiving party of any subsequent or other default, nor will it prejudice the rights of the other party.
5.7    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO ITS CONFLICT OR CHOICE OF LAW PRINCIPLES.
5.8    Jurisdiction. Except as otherwise provided in Section 5.9, any legal action or proceeding with respect to this Agreement or any other agreement, document or other instrument executed in connection herewith may be brought in the courts of the state of California in Los Angeles County, California, or in the federal courts of the United States for the Central District of California, and, by execution and delivery of this Agreement, each party hereto irrevocably submits to each such jurisdiction. Each party hereto irrevocably waives any objection which it may now or hereafter have to the venue of any suit, action or proceeding, arising out of or relating to this Agreement or any other agreement, document or other instrument executed in connection herewith brought in the courts of the state of California in Los Angeles County, California, or in the federal courts of the United States for the Central District of California, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
5.9    Reference Provision.
5.9.1    All controversies, claims, disputes, causes of action and counterclaims, including any claim based on or arising from an alleged tort, (each, a “Claim”) arising out of or relating to this Agreement or any other agreement, document or other instrument executed in connection herewith, which Claim is not settled within ten (10) calendar days after the date on which any party gives notice to all other parties to this Agreement that a Claim exists (the “Claim Date”) shall be resolved pursuant to the provisions for reference and trial by referee (without jury) set forth in Section 638 et seq. of the California Code of Civil Procedure (the “CCP”), or their successor sections. The reference proceeding herein contemplated shall be the exclusive remedy for the resolution of any Claim (including, but not limited to, whether or not any Claim is subject to reference hereunder). Except as set forth above, each of the parties hereby absolutely, irrevocably and unconditionally waives (i) its rights to initiate any legal proceedings against the other party(ies) in any court or jurisdiction other than the Superior Court of Los Angeles (the “Court”) and (ii) trial by jury with respect to any Claim. The referee (“Referee”) shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within thirty (30) days after the Claim Date, the Referee shall be promptly selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative). The Referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule

2.831 of the California Rules of Court (or any subsequently enacted Rule). The parties agree that time is of the essence in conducting the reference proceeding. Accordingly, the Referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the Referee, (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the Referee shall be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the state of California having jurisdiction. Any party may apply for a reference proceeding at any time after ten (10) days following the Claim Date, by filing a petition for a hearing or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the Referee. The Referee may extend such period if a party refuses to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the Referee whose decision shall be final and binding upon the parties. Pending appointment of the Referee as provided herein, the Court is empowered to issue temporary or provisional remedies, as appropriate. Subject to the Referee’s power to require the losing party to pay all fees and expenses, the fees and expenses of the Referee shall be borne equally by the parties.
5.9.2    Except as expressly set forth in this Section 5.9, the Referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the Referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the Referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter; provided, that if the other party requests a transcript, then the costs of the court reporter shall be shared.
5.9.3    The Referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the state of California. The rules of evidence applicable to proceedings at law in the state of California shall be applicable to the reference proceeding. The Referee shall be empowered to enter equitable as well as legal relief, to provide all temporary or provisional remedies and to enter equitable orders that shall be binding upon the parties. The Referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the Referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
5.9.4    The Referee’s decision shall provide for payment by the losing party (i.e., the party or parties against whom the decision is rendered) of the fees and costs incurred in connection with said proceeding, as well as the outside attorneys’ fees and costs incurred by the prevailing parties (i.e., all parties to the proceeding other than the losing party).
5.9.5    If the enabling legislation which provides for appointment of a Referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described shall be resolved and determined by arbitration. The arbitration shall be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.
5.9.6    Nothing in this Section shall prejudice the right of any party to obtain provisional relief or other equitable remedies as shall otherwise be available judicially, pending reference of a dispute to a Referee as provided in this Section.
5.9.7    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CLAIM BETWEEN OR AMONG THEM ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH.
5.10    Service of Process. Service of process in any reference or other proceeding (including proceedings to judicially confirm any reference award) may be made in the manner provided in Section 5.13 hereof and shall be deemed effective as provided therein.
5.11    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

5.12    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
5.13    Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be delivered by hand, by nationally recognized overnight courier (e.g., FedEx, UPS or DHL), by facsimile, or by electronic transmission in Portable Document Format (“PDF”) (or, with respect to an approval or consent, by electronic transmission without an attachment being required), and shall be deemed to have been received by the party to which sent (a) on the day of delivery if delivered by hand, or one (1) Business Day after being sent by facsimile (with confirmation of successful transmission issued by sender’s facsimile machine) or by electronic transmission (provided that no subsequent delivery failure notification is issued by the sender’s email system), or one (1) Business Day after being sent by nationally recognized overnight courier or (b) on such later date if the recipient gives verifiable proof of receipt on such later date, and shall be addressed to the parties hereto, as the case may be, at their respective addresses. The addresses of the parties hereto (until notice of a change thereof is served as provided in this Section) shall be as follows:
If to the Master Servicer, to:
WWE Studios, Inc.
12424 Wilshire Blvd.
Suite 1400
Los Angeles, CA 90025
Attention: Brad Buchanan
Email: bradley.buchanan@wwecorp.com

If to WWESF:
WWE Studios Finance Corp.
12424 Wilshire Blvd.
Suite 1400
Los Angeles, CA 90025
Attention: Brad Buchanan
Email: bradley.buchanan@wwecorp.com

with a courtesy copy of any default notice or any notice under Section 4.2.2 or Section 5.7.4 hereof that is given to WWESF hereunder (until the Termination Date until the Termination Date under the Credit Agreement has occurred) to:

Bank of America, N.A.
Agency Management
Mail Code: WA3-132-01-01
Houghton Banking Center
10623 NE 68th Street

Kirkland, WA 98033
Attention: Tiffany Shin
Fax No.: 415-343-0561
Email: tiffany.shin@baml.com

and to:

Latham & Watkins LLP
10250 Constellation Boulevard, Suite 300
Los Angeles, CA 90067
Attention: Christopher Brearton and Kenneth Deutsch
Email: chris.brearton@lw.com; ken.deutsch@lw.com

“Business Day” means any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California are required or permitted to be closed.
5.14    Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented, modified or terminated except in a writing signed by the Master Servicer and WWESF and, until the Termination Date under the Credit Agreement has occurred, subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld).
5.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Delivery of an executed counterpart of this Agreement by facsimile or by electronic transmission in PDF format shall be equally effective as delivery of a manually executed counterpart thereof.
5.16    Relationship of the Parties. Nothing herein shall create any association, partnership, joint venture, fiduciary or agency relationship between or among the parties.
5.17    Nonpetition. Notwithstanding any prior termination of this Agreement, the Master Servicer shall not, prior to the date which is one (1) year and one (1) day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause WWESF or any of its subsidiaries to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against any such Person under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any such Person or any substantial part of the property of any such Person, or ordering the winding up or liquidation of the affairs of any such Person.
5.18    Subordination. Until the Termination Date under the Credit Agreement has occurred, the Master Servicer shall subordinate any claims against any Service Entity that is a Credit Party arising hereunder to all claims of the Secured Parties against the Credit Parties arising under any of the Loan Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf buy its duly authorized representative as of the date first written above.

WWE STUDIOS INC.

By:	/s/ GEORGE A. BARRIOS
Name:	George A. Barrios
Title:	Chief Strategy and Financial Officer

Signature Page to Master Services Agreement

WWE STUDIOS FINANCE CORP.

By:	/s/ GEORGE A. BARRIOS
Name:	George A. Barrios
Title:	Chief Strategy and Financial Officer

Signature Page to Master Services Agreement

EXHIBIT A

INSTRUMENT OF TRANSFER

[______________] ([collectively,] “Assignor”) hereby irrevocably sells, transfers assigns, sets over and otherwise conveys to [______________]1 (“Assignee”) in perpetuity all of Assignor’s respective right, title and interest throughout the universe (whether now owned or hereafter acquired or created) in and to the [motion picture / [_____] season of the television series] tentatively entitled “________________________” (by whatever name such [motion picture / television series] has been, is now or may hereafter become known, the “Transferred Product”) including, without limitation, all of Assignor’s respective right, title and interest in, to and under each agreement described on Schedule 1 attached hereto (provided that, with respect to the agreement(s) described under item(s) [____] of Schedule 1 attached hereto, solely to the extent that such agreement(s) relate(s) to the Transferred Product). Reference is made to that certain Master Services Agreement, dated as of [__________], 20[___], between WWE Studios, Inc. and [WWE Studios Finance Corp.][Assignee] (as such agreement may be amended, modified or supplemented from time to time, the “Master Services Agreement”). The foregoing assigned assets are collectively referred to herein as the “Transferred Assets”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Services Agreement.

Assignee shall be empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature, concerning any copyright in and to the Transferred Product, or any infringement of such copyright or violation of any of the rights conveyed to Assignee herein. Any recovery of damages, penalties, costs or otherwise arising by reason of infringement of any such copyright(s) or violation of the rights transferred to Assignee herein has been assigned, and shall be paid, to Assignee.

As of the date hereof, all filings (including any applicable filings with the United States Copyright Office) necessary in the United States for Assignor to convey to Assignee an ownership interest (including by way of license) in the Transferred Assets have been duly executed and delivered to Assignee.

Assignee hereby assumes, and agrees to fully and timely perform, all Assumed Obligations in respect of the Transferred Assets.

Assignor and Assignee hereby agree to duly execute such further documents as the parties may deem necessary or desirable to effectuate the purpose and intent of this Instrument of Transfer.

Assignor’s remedies under this Instrument of Transfer shall be limited to the right to obtain damages, if any, in an action at law and Assignor hereby waives any rights or remedies in equity, including, without limitation, the right to terminate or rescind this Instrument of Transfer or any of
________________________
1 Insert applicable Credit Party.

1

the rights granted to Assignee hereunder or to enjoin or restrain or otherwise impair in any manner the advertising, promotion, distribution, exhibition or exploitation of the Transferred Product, or any elements thereof, and/or any of Assignee’s rights hereunder.
This Instrument of Transfer and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of California without reference to its conflict or choice of law principles.
This Instrument of Transfer may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of this Instrument of Transfer by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Instrument of Transfer.
This Instrument of Transfer is executed pursuant to and is subject to all the terms and conditions of the Master Services Agreement, and Assignor hereby certifies that all of the representations and warranties set forth in the Master Services Agreement are true and correct as applied to the Transferred Product.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, Assignor has caused this Instrument of Transfer to be duly executed on its behalf by its duly authorized representative as of [_______________________].
[ASSIGNOR]

                            By:
Its:

[Signature Page to Instrument of Transfer]

ACKNOWLEDGED AND AGREED TO BY:

[ASSIGNEE]

By:
Its:

[Signature Page to Instrument of Transfer]

Schedule 1

Agreements